Exhibit 10.10

EXCLUSIVE TECHNOLOGY LICENSE AGREEMENT

This Exclusive Technology License Agreement (the “Agreement”) is made as of the 15th day of April, 2021 (the “Effective Date”), by and between Eaucentrix LLC, a manager managed limited liability company formed in Oregon, having its principal place of business at 15723 Lake Vera Purdon Road, Nevada City, California 95959 (“Eaucentrix”) and Boon Industries, Inc., a company incorporated in Oklahoma, having its principal place of business at 110 Spring Hill Drive, Suite 16, Grass Valley, CA 95945 (“Boon”). Boon and Eaucentrix are individually referred to herein as a “Party” and collectively as the “Parties.”).

RECITALS:

WHEREAS Eaucentrix exclusively owns all right, title and interest in and to certain Intellectual Property covering processes, methods, compositions, tools and equipment useful for formulating, processing, and producing a Chlorine Dioxide product as defined in the MSDS affixed to and made part of this Agreement.

WHEREAS the certain technology and know-how arose from research and work performed or directed by Justin Gonzalez (“Gonzalez”) that was later assigned and transferred by Gonzalez to Eaucentrix pursuant to that certain Assignment Agreement dated as of May 1st, 2020.

WHEREAS Eaucentrix and Boon desires to enter into an agreement to grant Boon certain exclusive rights to the Proprietary Technology and the right to produce the Proprietary Formula from Eaucentrix on the terms and conditions herein set forth herein.

NOW THEREFORE in consideration of the foregoing premises and the mutual covenants and promises set forth below, the Parties hereby agree as follows:

1.     Definitions.

Initially capitalized terms shall have the following meanings:

1.1.        “Affiliate” means, with respect to any Person, a Person who controls, is controlled by, or is under common control with, such Person. For purposes of the definition of “Affiliate.” control means the ability to vote or control the vote of more than 50% of the voting securities of such Person.

1.2.        “Eaucentrix Indemnitees” has the meaning set forth in Section 5.2.

1.3.        “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.

1.4.        “Boon Indemnitees” has the meaning set forth in Section 5.1.

1.5.        “Formula” means a mixture of Chlorine Dioxide in an aqueous solution, please reference the MSDS for Chlorine Dioxide 4000 as an attachment to this Agreement.

1.6.        “Confidential Information” means any and all information that is proprietary to a Party and that is not generally known to the public.

1.7.        “Cure Period” has the meaning set forth in Section 8.3

1.8.        “Improvements” and “Improve” means any enhancements, additions, modifications, supplement, or improvement to any useful process, machine, manufacture, or composition of matter, whether or not Patentable. Improvements include New Patents.

1.9.        Intellectual Property” means any and all forms of intellectual property throughout the world, including all right, title and interest in (a) Patents; (b) copyrightable works of authorship; (c) Know-How; (d) any and all rights in applications claiming any of the foregoing, (e) any and all rights to obtain renewals, reissues, re-examinations, continuations, continuations-in-part, divisions and other extensions of legal protections pertaining thereto; and (e) any and all rights and privileges analogous to the foregoing.

1.10.    “Know-How” means the Proprietary Formula and any and all technical, engineering, scientific and practical information and knowledge, concepts, techniques, inventions, innovations, discoveries, methods of production, preparation or treatment, whether or not patentable, data, including biological, compositional, clinical, analytical, testing and quality data, models, assays, designs, devices, formulae, specifications, and prototypes, laboratory records and notebooks, research plans and designs for experiments and tests, the results of any experimentation and testing and the information and data contained in any regulatory documents. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is or remains not known to the public.

1.11.    “Net Sales” means the gross revenue actually received from the sale of Formula by Boon during a relevant period of time, excluding (i) sales or consumption taxes, duties and other governmental charges directly imposed on the sale, (ii) prepaid or allowed freight (to the extent included in the amount billed the third party customer), postage, duty or insurance included therein, and (iii) discounts, rebates, and discounts actually allowed, refunds, credits or repayments due to rejections, defects or returns, and net of amounts previously included in Net Sales that were written-off during such period as collectible. If the Formula is commercially used by or sold to any Person for consideration other than money, Net Sales shall be the gross selling price of comparable formula sold in arm’s length transactions by Boon, except that this shall apply only to commercial use and shall not apply to formula transferred, conveyed or otherwise used by Persons for proof of concept, research and development and/or feasibility trials performed on behalf of or for Boon.

1.12.    “New Patent” means any Patent issuing from a patent application filed after the Effective Date for any Improvements developed by a Party relating to the Proprietary Technology.

1.13.    “Patent” means any and all patents, utility models, industrial designs and design patents, worldwide, and applications therefor, and includes all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, re-examinations, provisionals and extensions thereof and any counterparts worldwide claiming priority therefrom; and all rights in and to any of the foregoing. “Patentable” means anything that is more likely than not eligible for protection as a Patent.

1.14.    “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a government agency.

1.15.    “Proprietary Equipment” means the equipment, devices, tools, software, and machines that are particularly suited for use with the Proprietary Formula and used by Eaucentrix to formulate, process, and produce the Proprietary Formula.

1.16.    “Proprietary Formula” means the formula for an activated Chlorine Dioxide in an aqueous solution described in Schedule A owned by Eaucentrix and licensed to Boon.

1.17.    “Proprietary Technology” means the Intellectual Property disclosed by Eaucentrix to Boon hereunder (i) with respect to the design, make and use of the Proprietary Equipment, and (ii) necessary or useful to formulate, process, produce and use the Proprietary Formula, and any Improvements thereto developed and reduced to practice by Eaucentrix during the Term.

1.18.    “Third Party” means any Person other than the Parties.

2.      Grant of License Rights and Reservation of Rights.

2.1.        Grant. Subject to the terms and conditions herein, for the Term, Eaucentrix hereby grants to Boon an exclusive, worldwide, royalty bearing right and license under the rights held by Eaucentrix in and to the Intellectual Property covering the Proprietary Technology:

(i)       to practice and use the Proprietary Technology to develop new products and applications that use or incorporate the Proprietary Formula; and

(ii)      to make, have made, use, sell, offer for sale, improve, import and export such products containing the Proprietary Formula, the “License”.

2.2.        Scope of License. The License hereby granted by Eaucentrix covers all applications, uses, activities, products, devices and processes whatsoever without limitation. This License shall automatically apply to any New Patents and Improvements developed and reduced to practice by Eaucentrix during the Term.

2.3.        Reservation of Rights. Eaucentrix reserves for itself the right to (i) practice the Proprietary Technology for any applications, uses, activities, products, devices and processes whatsoever without limitation, and (ii) directly, or by way of sublicense, practice, use and improve the Proprietary Technology and Proprietary Formula for any commercial purpose; provided that Eaucentrix shall not license, directly or indirectly, or assist or consent to, any Third Party manufacturing, having manufactured, marketing, offering for sale or selling Proprietary Equipment.

2.4.        Special Development Arrangements. If Boon desires to use some or all of the Proprietary Technology for joint development activities internally or with a Third Party, and if due to use of Third Party Intellectual Property in such development an alternative ownership arrangement is required, prior to commencing such development, and prior to disclosing any Proprietary Technology to any Third Party, Boon shall obtain Eaucentrix’s prior permission and agreement regarding the disclosure and modified Intellectual Property ownership arrangement. To effectuate such agreement, the Parties may enter into one or more two party or three-party agreements for such development project.

2.5.        Grant-back License. Boon and Eaucentrix shall separately discuss the terms and conditions of any grant-back license to new products developed by Boon that include the Formula.

2.6.        No Challenge. Boon agrees waives its right to challenge the validity or ownership of the Intellectual Property covering the Proprietary Technology. Boon acknowledges and agrees that the Proprietary Formula is protected by U.S. and international laws protecting trade secrets and that the Proprietary Formula is a valuable trade secret of Eaucentrix.

3.    Consideration.

In consideration of the License and other rights granted herein, Eaucentrix shall receive the following:

2.7.        Grant of Equity. Eaucentrix will receive three hundred thousand (300,000) of Boon restricted Preferred Series A Stock (Par. 0001) valued at $10.00 per share having a valuation of $3,000,000 with Eaucentrix having the absolute right to distribute shares to other persons or entities at Eaucentrix’s sole discretion without any further approval from Boon.

2.8.        Royalty. Commencing on the first commercial sale of any product containing the Proprietary Formula, Boon shall pay to Eaucentrix on a quarterly basis a royalty equal to five percent (5%) of the Net Sales for the preceding quarter. Within thirty (30) days after the end of each calendar quarter, Boon shall provide Eaucentrix with a written report indicating the amount of the Net Sales for the preceding quarter and the amount of the royalty due for such period. Together with such report, Boon shall pay to Eaucentrix the royalty then due in accordance with this Section.

2.9.        Sublicense Royalty. Boon shall receive fifty (50%) of any upfront, one-time sublicense fee or royalty that Eaucentrix receives from any sublicense rights to the Proprietary Technology to any Third Party to make, sell and use the Proprietary Formula. Such payment shall be due and payable on a quarterly basis within thirty (30) days after the end of each calendar quarter. Together with the delivery of the payment pursuant to this Section, Eaucentrix shall deliver to Boon a statement, setting forth the identity of the sublicensee and the amount of the upfront, one-time sublicense fee due and payable pursuant to the sublicense agreement.

2.10.    Fully Paid Up Royalty Option. At Boon’s request, the Parties shall discuss in good faith an arrangement whereby Boon pays in advance the royalties to be paid to Eaucentrix for the sale of the Proprietary Formula in lieu of quarterly royalty payments. As to be later agreed by the Parties, the amount of the advance payment may equate to a pre-payment of royalties in perpetuity or for some lesser period of time. The advance payment of royalties may be in the form of cash, an increased purchase price for the Proprietary Formula, or by way of a stock issuance.

2.11.    Audit Rights. Upon not less than ten (10) days prior written notice to Boon, Eaucentrix shall have the right during normal business hours to audit Boon’s books and records relating to determination of the Net Sales and inspect Boon’s commercial facilities to ensure compliance with this Agreement. Boon shall permit Eaucentrix to use an independent accounting firm to audit at Eaucentrix’s own expense, the internal accounts of Boon for the purpose of verifying the amount of Eaucentrix’s royalties (and calculations thereof) shown on any report delivered by Boon. Unless Boon is in material breach of its obligations hereunder, Eaucentrix may not exercise its inspection and audit rights under this Section more frequently than once per calendar year. If an audit reveals errors to Eaucentrix’s disadvantage, the amount due to Eaucentrix, plus interest equal to the prime rate (as published in the Wall Street Journal on any date of determination; the “prime rate” to change as and when the rate so published changes) plus two percent (2%) per annum on such amount from the date originally due until the date actually paid, shall be paid to Eaucentrix within ten (10) days. In addition, if the amount in error is found to be more than five percent (5%) of the payment determined to be due to Eaucentrix, the cost of the audit will be paid by Boon.

3.     Technology Memorialization

3.1.        Memorialization. Eaucentrix shall memorialize and record in hardcopy and digital form any and all Proprietary Technology necessary and useful for Eaucentrix to formulate, make, have made, and use the Proprietary Formula and the Proprietary Equipment. Mr. Gonzalez shall be directly involved in the memorialization and recordation of the Proprietary Technology. Boon (and its representatives) shall have the right to assist, in person, Eaucentrix in its efforts.

3.2.        Memorialization Methods. Eaucentrix shall record the memorialization and recordation of the Proprietary Technology in written, audio, photographic and video form. Eaucentrix and Boon shall treat the Proprietary Technology as a trade secret and shall be subject to the confidentiality obligations hereof.

3.3.        Disclosure of Proprietary Technology. The Proprietary Technology, as memorialized and recorded by Eaucentrix, shall be disclosed to Boon for the sole purpose of making the Proprietary Formula for Boon. Boon shall not disclose the Proprietary Technology to any Third Party.

4.      Representations and Warranties.

Eaucentrix hereby represents and warrants to Boon that:

4.1.        Eaucentrix is the sole and legal owner of the Proprietary Technology and has the full right and power to grant the License to Boon;

4.2.        The Proprietary Formula shall substantially conform to the Formula Sheet attached in Schedule A and made part of this Agreement.

4.3.        There are no claims or suits pending or threatened against Eaucentrix challenging Eaucentrix’s ownership of or right to use the Proprietary Technology, nor, to the knowledge of Eaucentrix, does there exist any basis, therefore. There are no claims or suits pending or threatened against Eaucentrix alleging that the Proprietary Technology or any use thereof infringes the rights of any third parties, nor, to the knowledge of Eaucentrix, does there exist any basis therefore.

4.4.        Eaucentrix’s grant of the License and Boon’s exercise of its rights hereunder does not and will not constitute a breach or default under any agreement or instrument by which Eaucentrix is bound or the Proprietary Technology is subject; and

4.5.        Eaucentrix’s disclosure and transfer of the Intellectual Property comprising the Proprietary Technology shall not result in any claim of trade secret misappropriation by any third party.

4.6.        NO WARRANTY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LICENSE AGREEMENT, EAUCENTRIX MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, THE PROPRIETARY TECHNOLOGY, THE PROPRIETARY FORMULA, THE ORIGINALITY THEREOF OR WHETHER THE PROPRIETARY FORMULA INFRINGES ON ANY OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY, INCLUDING, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EAUCENTRIX BE LIABLE FOR ANY DAMAGES WHATSOEVER, WHETHER FORESEEABLE OR NOT (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS, OR CONSEQUENTIAL OR SPECIAL DAMAGES), ARISING OUT OF THE USE OR PERFORMANCE, OR INABILITY TO USE, THE LICENSE OR THE PROPRIETARY FORMULA OR ANY DAMAGES OR SETTLEMENT PAYMENTS REQUIRED OR MADE BY BOON ARISING FROM THE USE OF THE PROPRIETARY FORMULA, EVEN IF EAUCENTRIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EAUCENTRIX’S LIABILITY HEREUNDER, FOR ANY REASON, EXCEED THE TOTAL FEES PAID BY LICENSEE TO EAUCENTRIX HEREUNDER DURING THE PRIOR SIX (6) MONTH PERIOD.

5.      Indemnification.

5.1.        Boon shall indemnify, defend and hold Eaucentrix and its officers, directors and employees (collectively, the “Eaucentrix Indemnitees”) harmless from and against any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character (“Losses”) resulting from any third party claims or actions, which may be brought against any or all of Eaucentrix Indemnitees as a result of Boon’s activities under this Agreement with respect to the Proprietary Technology, including without limitation, infringement, misappropriation, advertising injury, personal injury, product liability, or medical malpractice.

5.2.        Eaucentrix shall indemnify and hold Boon and its officers, directors and employees (collectively, the “Boon Indemnitees”) harmless from and against any and all losses resulting from any third party claims or actions, which may be brought against any or all of Boon Indemnitees or which otherwise may be suffered by any Boon Indemnitee, as a result of Eaucentrix’s breach of the representations and warranties provided in Section 4 or failure to perform any of its obligations under this Agreement.

6.      Infringement and Enforcement.

6.1.        If Eaucentrix or Boon determines that any Intellectual Property covering the Proprietary Technology is being infringed, or a claim arises that the Proprietary Technology infringes the rights of a Third Party, then Eaucentrix or Boon (as applicable) shall promptly notify the other party, giving as many particulars concerning such infringement as shall he practicable at the time.

6.2.        Upon becoming aware of infringement of any Intellectual Property rights covering the Proprietary Technology, Eaucentrix shall diligently investigate and determine, in its reasonable judgment, whether the activities in question in fact constitute infringement. The Parties shall promptly confer with respect to the initiation and prosecution of litigation against the alleged infringer.

6.3.        In the event of infringement of any Intellectual Property rights covering the Proprietary Technology, Boon shall have the first right and authority (but not obligation) at its sole expense to bring infringement proceedings against the asserted infringer at its own cost. At Boon’s expense, Eaucentrix shall provide all necessary assistance and cooperation reasonably requested by Boon. In furtherance of such right, Boon shall join Eaucentrix as a party plaintiff in any such suit whenever requested by Eaucentrix or required by applicable law, at Boon’s sole expense. Financial recoveries from any such litigation will first be applied to reimburse Boon for its litigation expenditures with additional recoveries being paid to Boon subject to the royalty due Eaucentrix on the recovery based on the royalty provisions hereof. If the Boon fails for-any reason to take action to defend, or to bring such infringement proceedings within 90 days, Eaucentrix shall have the right to do so at its own expense and to retain all damages or other recovery.

6.4.        Each Party will provide reasonable cooperation in connection with any adversarial proceeding conducted by the other Party involving the Intellectual Property rights covering the Proprietary Technology.

7.      Patents.

7.1.        The Parties shall consult with each other regarding applications and the prosecution of New Patents, if any.

7.2.       Boon shall not file for any New Patent that contains any Proprietary Technology without Eaucentrix’s prior written consent each time.

8.      Term of Agreement.

8.1.       Term. The term of this Agreement shall commence as of the Effective Date and shall remain in effect perpetually unless terminated as provided herein, (such period the “Term”).

8.2.       Material Breach. In the event of a material breach hereof by Boon other than payment of the royalty, Eaucentrix shall provide notice to Boon reasonably describing the breach and Eaucentrix’s preferred method of remediation. Upon receipt of such notice, Boon and Eaucentrix shall promptly attempt to resolve the matter through consultation and ad hoc mediation. Boon shall have a period of sixty (60) days after the date of termination of mediation efforts to cure such breach (the “Cure Period”).

8.3.       Failure to Cure. If the breach is not cured within the Cure Period, Eaucentrix shall have the right to terminate this Agreement. Eaucentrix shall have no right of termination or injunctive relief until after the Cure Period. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

8.4.       Failure to Pay. Notwithstanding the foregoing, if Boon fails to pay the royalty amounts owed hereunder within sixty (60) days after it becomes due and owing, Eaucentrix shall have the right to terminate this Agreement on ten (10) days’ written notice.

8.5.       Effect of Termination. Upon termination or expiration of this Agreement, all rights and licenses granted hereunder shall immediately terminate and each Party shall promptly cease all use of the other Party’s Iintellectual Property. In addition to payment obligations accruing prior to the effective date of termination or expiration, which shall become immediately due and owing on the effective date of termination, termination of this Agreement by either Party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability or amount owed or payable hereunder. Neither Party shall be liable to the other Party for damages of any kind solely as a result of terminating this Agreement, and termination of this Agreement by a Party shall be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

8.6.       Preservation of License in Bankruptcy. If Eaucentrix should file a petition under the bankruptcy laws or any debtor protection laws, or if any involuntary petition shall be filed against Eaucentrix, Boon shall be protected in the continued enjoyment of its, rights as licensee hereunder to the maximum feasible extent including, without limitation, if Boon so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. Eaucentrix shall give Boon reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws or debtor protection laws. If Boon should file a petition under the bankruptcy laws or any debtor protection laws, or if any involuntary petition shall be filled against Boon, Eaucentrix may consider such action a breach and may terminate Boon’s interest in the Agreement if Eaucentrix so chooses. If Boon should permanently cease to conduct business operations, Eaucentrix may consider such action a breach and may terminate Boon’s interest in the Agreement if Eaucentrix so chooses. The Proprietary Technology as well as the License granted herein shall be deemed to be “intellectual property” as that term is defined in Section 101 (35A) of Tile 11 of the U.S. Code or any successor provision.

9.      Confidentiality.

9.1.        Each Party (a “Receiving Party”) agrees that any and all information received from the other Party (the “Disclosing Party”), whether marked confidential or not, will be treated throughout the Term, and for five (5) years thereafter, confidentially and subject to the terms and conditions hereof (such information “Confidential Information”). For the avoidance of doubt Know-How shall be deemed to be Confidential Information.

9.2.        Except as provided herein, a Receiving Party shall not disclose the other Party’s Confidential Information to any Third Party. Without limiting the foregoing, each Receiving Party shall only disclose Confidential Information to its directors, officers, employees, agents, and subcontractors on a need-to-know basis and will ensure that representatives have agreed in writing to be bound by obligations of confidentiality no less restrictive than those contained herein. The Receiving Party shall be liable to the Disclosing Party for any disclosure or misuse of the Disclosing Party’s Confidential Information by the Receiving Party’s representatives.

9.3.        Confidential Information shall not include information that:

(i)         now or subsequently becomes generally available to the public through no fault or breach on the part of Receiving Party or its representatives;

(ii)        the Receiving Party can demonstrate to have rightfully possessed it prior to disclosure by the Disclosing Party;

(iii)       Receiving Party rightfully obtains it from a third party who has the right to transfer or disclose it; or

(iv)       the Receiving Party can demonstrate to have independently developed it without reference and/or any use of the Confidential Information.

9.4.        The Receiving Party shall only use Confidential Information in furtherance of this Agreement and for no other purpose. Except as expressly provided herein, no license is granted to the Receiving Party under the Intellectual Property of the Disclosing Party.

9.5.        Except for disclosures that are required by law, regulation or court order, each Party agrees to keep the terms of this Agreement confidential; provided that, each Party may disclose the terms of this Agreement to its representatives, advisors, and potential acquirers on a need-to-know basis who have agreed in writing to be bound and obligated by provisions of confidentiality no less restrictive than those contained herein.

9.6.        If a Party is required to comply with a court order, administrative subpoena or order or other governmental directive to disclose the Confidential Information, said Party shall give the other Party timely written notice of the ordered disclosure so that the affected Party has a reasonable opportunity to intervene in an effort to prevent or limit the disclosure.

9.7.        Upon termination or expiration of this Agreement, the Receiving Party shall not retain Confidential Information of the Disclosing Party in any form.

9.8.        The terms and conditions hereof apply to exchanges of Confidential Information starting on May 1st, 2020.

10.    Miscellaneous.

10.1.    Cooperation. Each Party shall execute all such other documents and instruments, furnish such other information and do all such other acts and things as the other Party may reasonably require in relation to the Agreement.

10.2.    Equitable Remedies. Without prejudice to the rights and remedies otherwise available to Eaucentrix and/or Boon, it is understood and agreed that damages would not be a sufficient remedy for breach of the terms and conditions of this Agreement, and that the nonbreaching Party shall be entitled to equitable relief by way of preliminary and/or permanent injunction or specific performance if a Party breaches or threatens to breach any of the provisions of this Agreement.

10.3.   Relationship of the Parties. The relationship between the Parties shall only be that of independent contractors. Neither Party is an agent, representative, partner, joint venture, employer, or employee of the other Party, and neither Party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

10.4.   Compliance with Laws. In connection with the License granted herein and the consummation of the transactions contemplated hereby and the performance by a party of its obligations hereunder, each of the Licensor and the Licensee shall comply with all applicable laws, requirements, rules, regulations and standards of Governmental Authorities of any pertinent jurisdiction so that neither of the parties shall be subject to any fines or penalties; or violate any laws or regulations affecting the lease, license and sale of the Proprietary Formula contemplated herein,

10.5.   Ethics and Compliance with Law. Both Licensor and Licensee covenant each with the other, that they will maintain the highest ethical business standards and avoid and refrain from being involved in any activities which may in any manner disparage the Licensor’s or Licensee’s Products. Furthermore, in the conduct of its business, both Licensor and Licensee will comply with all applicable Federal, State and local laws, rules and regulation.

10.6.   Preservation of Value. Licensee agrees not to use or exploit the Formula in a manner that can be reasonably foreseen to bring it into disrepute or materially diminish the value of exploiting such Proprietary Formula in connection with the marketing, promotion, distribution, sale, licensing or use of the Proprietary Formula.

10.7.   Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective upon receipt), (iii) sent by a reputable, established international courier service that guarantees delivery within the next three following Business Days (effective upon receipt), or (iv) sent by telecopier followed within twenty-four (24) hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient may have furnished for the purpose pursuant to this Section):

Notice to Boon:	BOON Industries, Inc.
110 Spring Hill Drive, Suite 16
Grass Valley, CA 95945
Attention: Chairman or CEO
Email: Admin@boonindustries.com

Notice to Eaucentrix:	Eaucentrix LLC
15723 Lake Vera Purdon Road
Nevada City, Ca. 95959
Attention: Justin Gonzalez or Ashley Begines
Email: justinthematrix@gmail.com

Changes to the above notification addresses may be made by notice to the Parties in the manner set forth above.

10.8.   Assignment. Boon may not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written consent of Eaucentrix. Eaucentrix shall have no right to assign this Agreement without the prior written consent of Boon, which shall not be unreasonably withheld. Without limiting the foregoing, this Agreement shall survive unimpaired and remain in full force and effect in the event of a merger, change of control or other transaction involving the capital stock of either Eaucentrix or Boon. This Agreement binds and ensures the benefit of the Parties hereto, their respective heirs, representatives, successors or assigns.

10.9.   Amendment. No amendment or modification to this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties.

10.10.   Severability. If any section of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such section in every other respect and the remainder of this Agreement shall continue in effect so long as this Agreement still expresses the intent of the Parties, if the intent of the. Parties, however, cannot be preserved, this Agreement either shall be renegotiated or shall be terminated.

10.11.  Governing Law. This Agreement shall be interpreted and construed, and the legal relations between the Parties shall be determined, in accordance with the laws of the State of California, without regard to such jurisdiction’s conflicts of laws rules. EACH PARTY UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL.

10.12.  Mediation. In the event of any dispute between the Parties arising under this Agreement, the parties shall first seek to resolve this dispute by discussions among the Persons representing each Party who are responsible for performance of the matter under dispute for a period of not less than 15 Business Days. If the dispute is not resolved within such time by such Persons, then the matter shall be referred to the Chief Executive Officer of Boon and the appropriate final decision-making authorities of Eaucentrix for further negotiations for at least 10 Business Days from the bate of referral to such persons. If the dispute is not then resolved, then either Party shall thereafter be free to pursue their respective legal remedies in any court of competent jurisdiction.

10.13.  Compliance with Applicable Laws. Boon agrees to comply with all governmental laws and regulations applicable in connection with the use of or exercise of any intellectual or other property rights related to, the Proprietary Technology under this Agreement.

10.14.  Complete Agreement. This Agreement and the schedules hereto constitute the entire agreement between the Parties with respect to the subject matters hereof and supersede all prior agreements whether written or oral relating hereto.

10.15.  Survival. Sections 1, 4, 5, 7, 10.7, 11, and 12 shall survive termination of this agreement for ten (10) years.

10.16.  Headings. The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

10.17.  Authority. The person(s) signing on behalf of Eaucentrix and Boon, respectively, hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

10.18.   Representation by Counsel. Each. Party acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this Agreement and that no rule of strict construction shall be applied to either of them as the drafter of all or any part of this Agreement.

10.19.   Interpretation. All references to days in this Agreement means calendar days, unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to” unless expressly stated otherwise. Except as otherwise explicitly provided herein, the use in this Agreement of the words “including”, “such as” or words of similar import when accompanying any general term, statement or matter shall not be construed to limit such term, statement or matter to such specific terms, statements or matters.

10.20.   Integration. This Agreement, together with its exhibit(s), is the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating to the subject matter hereof, and controls over the pre-printed terms of any purchase order or similar document. Without limiting the foregoing, this Agreement supersedes and supplants in its entirety the Original License.

10.21.   Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of executed signature pages by facsimile transmission or by email transmission in portable document format (.pdf), or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email in portable document format (.pdf), or similar format, shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the Parties hereto intending to be bound to the terms and conditions hereof as of the Effective Date.

Agreed to:			Agreed to:

Eaucentrix LLC			Boon Industries Inc.

By:			By:
	Name:	Justin Gonzalez		Name:	Justin Gonzalez
	Title:	Manager		Title:	CEO

Schedule A

The Proprietary Formula developed and owned by Eaucentrix LLC, who exclusively maintains all rights and privileges is described as follows. An activated Chlorine Dioxide concentrate in an aqueous solution. Please refer to the attached MSDS.

Schedule 1

[Brief Summary]

The Proprietary Formula developed and owned by Eaucentrix LLC, who exclusively maintains all rights and privileges is described as follows.

An activated Chlorine Dioxide concentrate in an aqueous solution. (See MSDS Attached Below)

MATERIAL SAFETY DATA SHEET
SECTION 1: PRODUCT AND COMPANY IDENTIFICATION
Product Name: Recommended Use: MSDS Number: Manufacturer:

Product Information: Emergency Number:

Chlorine Dioxide Aqueous Solution (C102) < 0.4% Biocide
98018-4000

Boon Industries Inc.,
110 Spring Hill Drive, Suite 16, Grass Valley, Ca. 95945

1 (530) 648-1333 1 (800) 222-1222
SECTION 2: HAZARDS IDENTIFICATION
GHS Classification: Hazard Statements:

Signal Word: Pictogram:

Unclassified Hazards:

Ingredients with Unknown Toxicity:

Carcinogenicity:

Skin Irritation:
Eye Irritation:
Acute Toxicity - Inhalation:

Causes Skin Irritation Causes Eye Irritation Harmful if Inhaled

Warning

None

Category 2 Category 2B Category 4

None of the components present in this material at concentrations equal to or greater than 0.1% are listed by IARC, NTP, or OSHA as a carcinogen.
MSDS # 98018-4000
MSDS # 98018-4000
DIOX+
Emergency Telephone Number: 800-222-1222

1

MATERIAL SAFETY DATA SHEET
SECTION 3: COMPOSITION/INFORMATION ON INGREDIENTS
Active Ingredient(s):

Inert Ingredient(s):

Chemical Name: CAS#:
Molecular Formula: Concentration:

Chemical Name: CAS#:
Molecular Formula: Concentration:

Chlorine Dioxide 10049-04-4
ClO2
0.4% (4,000ppm)

Water
7732-18-5
H2O
>99.6% (>996,000 ppm)
SECTION 4: FIRST AND MEASURES
Skin Contact:

Eye Contact: Inhalation:

Ingestion:

Note to Physician:

Prolonged contact of concentrated solutions of the material (<1000ppm) may be highly irritating. Take off contaminated clothing and shoes immediately. Wash off with plenty of water and mild soap. If burning or irritation persists, consult a physician.

Flush eyes gently with large amounts of water while holding eyelids apart If there is visual difficulty or if symptoms persist, seek medical attention.

If symptoms such as shortness of breath or trouble breathing develop, immediately move to fresh air. Seek medical attention and keep person quiet and warm. Provide the injured party with oxygen. If not breathing, administer artificial respiration.

Call a Poison Control center or a doctor for treatment advice. First Aid is normally not required when small amounts of material have been ingested. If symptoms develop DO NOT induce vomiting. Have the person drink large quantities of water or milk immediately. DO NOT give anything by mouth to an unconscious person.

Probable mucosal damage may contraindicate the use of gastric lavage.
MSDS # 98018-4000
DIOX+
Emergency Telephone Number: 800-222-1222

2

MATERIAL SAFETY DATA SHEET
SECTION 5: FIRE FIGHTING MEASURES
NFPA Rating: Flammable Properties: Explosive Limit:

Firefighting Instructions:

Health - 1 Flammability - 0 Reactivity - 1
Flash Point:

Fire and Explosion Hazard: Extinguishing media:

Does not flash
Not a fire or explosion hazard Water

Chlorine Dioxide is not explosive. Chlorine Dioxide Gas may spontaneously decompose at concentrations above 10%. Chlorine Dioxide Gas may explode with violent force at concentrations of 30% or greater in the air at standard temperature and pressure.

Wear self-contained breathing apparatus (SCBA) with a full-face piece operated in the “positive pressure demand” setting. Wear appropriate chemically resistant protective gear.

SECTION 6: ACCIDENTAL RELEASE MEASURES

Safeguards: Spill Clean Up:

Note:

Evacuate personnel to safe areas. Avoid inhalation. Notify proper authorities of any runoff, as required.

Prevent runoff to sewers, streams, lakes or other bodies of water. Dilute with water. Absorb liquid with absorbent material like sand, earth, clay, floor absorbent, or other absorbent material and move to containers. Rinse the area with water.

Review the HANDLING AND STORAGE section along with FIREFIGHTING MEASURES before clean-up. Use appropriate PERSONAL PROTECTIVE EQUIPMENT during cleanup.

MSDS # 98018-4000
DIOX+
Emergency Telephone Number: 800-222-1222

3

MATERIAL SAFETY DATA SHEET
SECTION 7: HANDLING AND STORAGE
Handling: Storage:

Prevent the accumulation of chlorine dioxide gas by using only in well-ventilated areas. Avoid inhalation or contact with skin, eyes and clothing. Wear protective gloves to avoid skin contact Wear protective eye wear to avoid eye contact.

Store away from children. Store in a cool dark place away from direct sunlight or heat. Only store in the container it is shipped in and authorized by the manufacturer for storage. Do not expose the material to freezing temperatures. Keep away from strong acids or oxidizing agents. Do not heat the material in excess of 140°F. Above 140°F the gas concentration in the headspace of the container may reach unstable concentrations.

SECTION 8: EXPOSURE CONTROLS / PERSONAL PROTECTION
OSHA (PEL):

NIOSH & ACGIH:

Engineering Controls: Eye Protection:

Skin Protection: Respiratory Protection:

The OSHA permissible exposure limit for C102 gas in the air is O.lppm (0.3 mg/ m3) as an eight-hour time weighted average. This limit is the same for NIOSH and ACGIH.

NIOSH & ACGIH have established short term exposure limits at 0.3ppm (0.83 mg/m3) for periods not to exceed 15 minutes. Short term exposure limits should not be repeated more than four times per day with at least sixty-minute intervals in between exposures.

Ensure adequate mechanical ventilation, especially in confined areas.

Wear coverall splash-proof face and eye protection when the possibility exists for face contact due to splash or spray. Safety glasses should be in compliance with OSHA regulations.

Whenever there is the possibility for skin contact, wear as appropriate impervious gloves, pants, boots, apron, and hood.

Ensure adequate ventilation and monitoring to maintain OSHA permissible exposure limits below O.lppm. Monitor to assess the proper level of respiratory protection necessary. Refer to requirements established in 29 CFR 1910.134 for the facility’s respiratory protection program. Wear a NIOSH/MSHA approved apparatus for leaks and emergencies with concentrations that exceed 5ppm.

MSDS # 98018-4000
DIOX+
Emergency Telephone Number: 800-222-1222

4

MATERIAL SAFETY DATA SHEET
SECTION 9: PHYSICAL AND CHEMICAL PROPERTIES
Appearance & Color: Odor & Odor Threshold: pH:
Freezing Point:
Boiling Point:
Density:
Specific Gravity:
Water Solubility:
Flash Point: Flammability:
Vapor Pressure: Viscosity:

Yellow-green liquid Slight Chlorine Odor 2 -8
0°C (32°F)

100°C (212°F)
8.41 LB/GAL
1–1.01
Complete

Not Applicable
Not Applicable
Not Established
0.984 cP (centipoise) at 25°C

0.1ppm threshold
SECTION 10: STABILITY AND REACTIVITY
Stability:
Hazardous Reactions:

Incompatibility:

Conditions to Avoid:

Stable and non-reactive under normal temperatures, storage and use conditions. Decomposes on heating and exposure to light.

Contact with reducing agents, acids, organic materials, oxidizing agents will release toxic gases of chlorine and/or chlorine dioxide. Material does not undergo hazardous polymerization.

Avoid strong acids, chlorinated compounds, oxidizing agents, and reducing agents. Avoid exposure to light, metals, sulfur compounds, carbon monoxide, excessive heat, phosphorous, mercury and organic materials.

Do not store the material at or below freezing (32°F). The solution should not be heated above 140°F.

MSDS # 98018-4000
DIOX+
Emergency Telephone Number: 800-222-1222

5

MATERIAL SAFETY DATA SHEET
SECTION 11: TOXICOLOGICAL INFORMATION
Chlorine Dioxide exposure routes are typically through the respiratory system by the inhalation of vapors, skin and eye contact as well as ingestion. The solution is unlikely to cause serious eye irritation or injury. The vapor is a mucous membrane and respiratory tract irritant.

CHLORINE DIOXIDE (SOLUTION)

Repeated Dose Toxicity:

Inhalation Multiple species

Target Organs: Respiratory system
Respiratory tract irritation, inflammation, lung damage

Oral – drinking water
Multiple species
Target Organ: Blood
Abnormal decrease in number of red blood cells., Abnormal decrease in red blood cell hemoglobin (hemoglobinemia)

94 mg/kg, rat

32 ppm, rat
Target Organs: Respiratory Tract Symptoms: Respiratory tract irritation

Did now show mutagenic effects in animal experiments. Did not cause genetic damage in cultured bacterial cells.

Evidence suggest that the solution is not a reproductive toxin in animals even at very high exposure levels.

Animal testing has shown effects on embryo-fetal development at levels below those causing maternal toxicity. Reduced growth and behavioral effects in offspring.

This solution is not listed as a carcinogen by the National Toxicology Program, or the Occupational Safety and Health Administration, the International Agency for Research on Cancer, The United States Environmental Protection Agency or the American Conference of Industrial Hygienists.

Oral LD50: Inhalation LC50:

Mutagenicity: Reproductive Effects: Teratogenicity:

Cancer Effects:
MSDS # 98018-4000
DIOX+
Emergency Telephone Number: 800-222-1222

6

MATERIAL SAFETY DATA SHEET
SECTION 12: ECOLOGICAL INFORMATION
Chlorine Dioxide (Solution) Biodegradability:

Aquatic Toxicity Chlorine Dioxide (Solution):

Readily biodegradable and degradable.

96 H LC50: Pimephales promelas (fathead minnow) 0.02 mg/I 48 H LC50: Daphnia magna (Water flea) 0.026 mg/1
SECTION 13: DISPOSAL CONSIDERATIONS
Waste Disposal:

Environmental Hazards:

Disposal of all materials should be in accordance with all applicable Federal, State, and local rules, regulations and requirements.

Used or empty containers should be recycled or disposed of at an approved waste handling site.
SECTION 14: TRANSPORT INFORMATION
Transportation of this solution should be in accordance with all applicable Federal, State, and local rules, regulations and requirements. Reference the rules and regulations of the US Department of Transportation, including all applicable packaging and labeling requirements.

DoT Information:

Hazard Label:

Technical Name: Proper Shipping Name:

Class:
Packaging Group:

Reference UN 1760
Regulated as a hazardous material when shipped by motor vehicle or rail car.

CORROSIVE

0.4% Chlorine Dioxide Aqueous Solution Corrosive Liquid, N.O.S.

Class 8 - Corrosive[1]
III (must not ship or store in metal containers)

1 DiOX+ is a Class 8 – Corrosive material only because it is corrosive to aluminium and steel. It is not highly corrosive to skin. Some packaging may react dangerously or be degraded by the solution. Product must be packaged and shipped in the original containers from the manufacturer.

MSDS # 98018-4000
DIOX+
Emergency Telephone Number: 800-222-1222

7

MATERIAL SAFETY DATA SHEET
SECTION 15: REGULATORY INFORMATION
EPA FIFRA Information:

SARA 313 Regulated Chemicals: CERCLA RQ: SARA 302 Components:
OSHA:

California Prop 65:
Toxic Substance Control Act:

This solution is a registered pesticide product with the Environmental Protection Agency (EPA Registration Number 98018-01).

Chlorine Dioxide CAS# 10049-04-4 0.4% (4,000ppm) 40 CFR 302.4(a)
40 CFR 355 Appendix A
Process Safety Management 29 CFR 1910

This product does not contain any chemicals known to the State of California to cause cancer, birth defects, or any other reproductive harm.

No known restrictions
SECTION 16: OTHER INFORMATION
DISCLAIMER: The information provided in this material safety data sheet is correct to the best of our knowledge and believed to be accurate. However, NO WARRANTY IS EXPRESSED OR IMPLIED REGARDING THE ACCURACY OF ANY OF THE INFORMATION, ORIGINATED BY THE COMPANY OR BY OTHERS. NO WARRANTY OR GUARANTEE OF ANY OTHER KIND, EXPRESS OR IMPLIED, IS MADE REGARDING PERFORMANCE, SAFETY, SUITABILITY, STABILITY OR OTHERWISE. BOON INDUSTRIES INC. ASSUMES NO RESPONSIBILITY TO INJURY TO THE OPERATOR OR OTHERS NEARBY CAUSED BY THE MATERIAL IF REASONABLE SAFETY PROCEDURES ARE NOT ADHERED TO AS STIPULATED IN THE MATERIAL SAFETY DATA SHEET. Operators assume risk in their use of the material. Those receiving this material safety data sheet are advised to confirm, in advance of any need, that the information is current, applicable, and suitable to their circumstances.

Prepared By:

Boon Industries Inc.
110 Spring Hill Drive, Suite 16 Grass Valley, CA 95945

Date of Preparation: August 27, 2020

MSDS # 98018-4000
DIOX+
Emergency Telephone Number: 800-222-1222